Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-20275, 33-57327, 33-40652, 33-40653, 333-64431, 333-67627, 333-67631, 333-82735, 333-89303, 333-46560, 333-52388, 333-52390, 333-53610, 333-53616, 333-57478, 333-98761, 333-100862, 333-104245, 333-117802 and Forms S-3 Nos. 333-126738 and 333-100861) of Southwest Airlines Co. and in the related Prospectuses of our reports dated January 30, 2006, and with respect to the consolidated financial statements of Southwest Airlines Co., Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Airlines Co., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
ERNST & YOUNG LLP
Dallas, Texas
January 30, 2006